EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Urologix Secures $2 Million Credit Facility

MINNEAPOLIS, MN - January 12, 2012 - Urologix, Inc. (NASDAQ: ULGX), the market leading medical device company for in-office procedures to treat BPH that provide safe, durable and effective results, today announced that it has secured a $2 million credit facility through Silicon Valley Bank (“SVB”), the commercial banking division of SVB Financial Group.

“By securing this line of credit, we gain access to additional funds to support the ongoing integration of Prostiva RF Therapy and to support our continued focus on expanding patient and urologist awareness of the benefits of in-office therapies to treat the symptoms and obstruction associated with BPH,” stated Stryker Warren, jr, CEO.

Urologix provides urologist customers two proven technologies to treat the widest range of patients suffering from enlarged prostate in the comfort of their office setting, Cooled ThermoTherapy™ (CTT) and Prostiva® RF Therapy.

This line of credit represents the only debt of the Company.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

About Silicon Valley Bank

Silicon Valley Bank is the premier bank for technology, life science, cleantech, venture capital, private equity and premium wine businesses. SVB provides industry knowledge and connections, financing, treasury management, corporate investment and international banking services to its clients worldwide through 26 U.S. offices and seven international operations. (Nasdaq: SIVB) www.svb.com.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696